Exhibit 99.1

Analyst Contact:	Greg Slome
Sparton Corporation
Email: gslome@sparton.com
Office: (847) 762-5812

Media Contact:	Mike Osborne
Sparton Corporation
Email: mosborne@sparton.com
Office: (847) 762-5814

Investor Contact:	John Nesbett/Jennifer Belodeau
Institutional Marketing Services
Email: jnesbett@institutionalms.com
Office: (203) 972-9200
FOR IMMEDIATE RELEASE
Sparton Corporation Reports EPS of $0.07 for the Fiscal 2010 Third Quarter;
Gross Margin of 14.3%
SCHAUMBURG, IL. — May 14, 2010 — Sparton Corporation (NYSE: SPA) today announced results for the third quarter of fiscal 2010 ended March 31, 2010. The Company reported third quarter net income of $0.7 million, or $0.07 per share, versus a net loss of $0.8 million, or $0.08 loss per share, for the third quarter of fiscal 2009.
Consolidated results for the three and nine months ended March 31, 2010 and 2009:

	Third Quarter		Nine Months
($ in 000’s, except per share)	2010	2009	2010	2009
Net Sales	$38,637	$54,592	$133,964	$163,104
Gross Profit	5,515	4,699	21,076	11,257
Restructuring / Impairment Charges	238	350	2,121	660
Operating Income (Loss)	324	74	3,466	(4,007)
Income Tax Expense (Benefit)	(132)	183	(2,027)	381
Net Income (Loss)	689	(763)	5,342	(6,916)
Income (Loss) Per Share, Basic and Diluted	0.07	(0.08)	0.54	(0.70)

Highlights for the fiscal 2010 third quarter are summarized below:
•	Fiscal 2010 third quarter net income of $0.7 million, Sparton’s third consecutive profitable quarter.

•	Fiscal 2010 third quarter gross profit of $5.5 million, compared to $4.7 million in the same period in fiscal 2009, despite a decrease in net sales of $16.0 million.

•	Defense & Security Systems business unit experienced an 87% increase in sales in the third quarter of fiscal 2010 compared to the same period in fiscal 2009.

•	Substantial completion of restructuring activities in the third quarter of fiscal 2010, resulting in charges of $0.2 million.

•	Gain on sale of partial interest in Cybernet Systems Corporation of $0.2 million.
Sparton President and CEO Cary Wood commented, “While earnings for the quarter were below those achieved in the first and second quarters of fiscal 2010, third quarter results exceeded our internal plan. Our DSS business unit continues to excel, experiencing significant growth over the prior year quarter while continuing to achieve improved margins. Although we experienced an expected drop in sales to foreign governments compared to the first two quarters of fiscal 2010, we continued to experience minimal rework costs resulting from improvements in operating performance leading to successful sonobuoy drop tests. In our Medical business unit, consistent with our previous guidance, we experienced an anticipated softening in volume which negatively impacted overall margins. We continue to review our cost structure to align it with expected future volume levels. Performance within our EMS business unit continues to reflect the effects of the significant changes implemented during the past eighteen months while maintaining consistent margin levels with the first two quarters. Through our continued implementation of Lean Enterprise, we are confident that we will ultimately be successful in increasing our EMS gross margins to acceptable levels.”
As previously reported, beginning in fiscal 2010, Sparton has segmented its financial reporting into three distinct business units: Medical Device (“Medical”), Electronic Manufacturing Services (“EMS”), and Defense & Security Systems (“DSS”).
Third Quarter Consolidated Results
Net sales for the three months ended March 31, 2010 were $38.6 million, a decrease of 29% from the same prior year period, reflecting the full disengagement from several significant customer contracts within our EMS business unit during the second half of fiscal 2009 and the first quarter of fiscal 2010 and a quarter over quarter decrease in sales to one Medical customer, partially offset by increased volume from the DSS business unit.
The gross profit percentage for the three months ended March 31, 2010 was 14%, a significant increase from 9% for the same period last year. The increase in gross profit in the quarter ended March 31, 2010 was driven by favorable product mix, continued elevated margins in our DSS business unit and the Company’s ongoing implementation of Lean Enterprise, partially offset by the overall decrease in sales volume. Additionally, gross profit was positively impacted from reduced overhead costs associated with the consolidation of manufacturing operations and workforce reductions which took place in the second half of fiscal 2009.
Selling and administrative expenses for the three months ended March 31, 2010 remained relatively flat with the prior year quarter.
Restructuring and impairment charges were $0.2 million and $0.4 million for the three months ended March 31, 2010 and 2009, respectively, as the Company has substantially completed its restructuring activities.
Interest expense was $0.2 million for the third quarter of fiscal 2010 compared to $0.4 million for the third quarter of fiscal 2009. The decrease in interest expense primarily reflects the repayment of the Company’s outstanding bank debt in August 2009.
The Company recorded an income tax benefit of approximately $0.1 million for the quarter ended March 31, 2010, compared to an expense of $0.2 million for the same period in the prior year. The fiscal 2010 benefit reflects the additional release of $0.2 million of the Company’s deferred tax asset valuation allowance due to recent tax regulation changes.
Net income of $0.7 million, or $0.07 per share, basic and diluted, was reported for the three months ended March 31, 2010, compared to a net loss of $0.8 million or a loss of $(0.08) per share, basic and diluted, for the corresponding period of fiscal 2009.
Segment results for the three and nine months ended March 31, 2010 and 2009:
Sales:

($ in 000’s)	Third Quarter			Nine Months
SEGMENT	2010	2009	% Chg	2010	2009	% Chg
Medical	$14,228	$17,619	(19%)	$51,142	$46,980	9%
EMS	13,076	34,076	(62%)	45,003	101,829	(56%)
DSS	14,293	7,657	87%	46,660	23,617	98%
Eliminations	(2,960)	(4,760)	(38%)	(8,841)	(9,322)	(5%)

Totals	$38,637	$54,592	(29%)	$133,964	$163,104	(18%)

Gross profit:

($ in 000’s)	Third Quarter				NIne Months
SEGMENT	2010	GP %	2009	GP %	2010	GP %	2009	GP %
Medical	$1,420	10%	$2,430	14%	$6,871	13%	$5,353	11%
EMS	620	5%	1,321	4%	2,349	5%	3,360	3%
DSS	3,475	24%	948	12%	11,856	25%	2,544	11%

Totals	$5,515	14%	$4,699	9%	$21,076	16%	$11,257	7%

Operating income (loss):

($ in 000’s)	Third Quarter				Nine Months
SEGMENT	2010	% of Sales	2009	% of Sales	2010	% of Sales	2009	% of Sales
Medical	$273	2%	$1,321	7%	$3,733	7%	$2,142	5%
EMS	(426)	(3%)	87	0%	(1,189)	(3%)	(526)	(1%)
DSS	2,784	19%	(30)	(0%)	9,861	21%	(100)	(0%)
Other Unallocated	(2,307)	—	(1,304)	—	(8,939)	—	(5,523)	—

Totals	$324	1%	$74	0%	$3,466	3%	$(4,007)	(2%)

Third Quarter Segment Results
Medical Device (“Medical”)
Medical sales decreased $3.4 million in the three months ended March 31, 2010 as compared with the same quarter last year. This decrease in sales was primarily due to $3.0 million of reduced sales to one customer, as it suspended production of one of its lines to make product enhancement modifications. Additionally, this customer exhibited elevated purchasing in the fiscal 2009 third quarter as it returned to normal inventory levels after ending a worldwide inventory reduction program at the end of calendar 2008.
The gross profit percentage on Medical sales decreased to 10% from 14% for the three months ended March 31, 2010 and 2009, respectively. This decline in margin on Medical sales reflects the overall decrease in sales volume as well as unfavorable product mix between the two periods, partially offset by greater operating efficiencies from consolidation of manufacturing operations and the Company’s continued implementation of Lean Enterprise.

Electronic Manufacturing Services (“EMS”)
EMS sales for the three months ended March 31, 2010 decreased $21.0 million as compared with the same quarter last year. This decrease primarily reflects decreased sales to three customers, whose combined decrease totaled $19.6 million from the prior year quarter. Sparton disengaged with one of these customers as of June 30, 2009 and completed its disengagement with another customer, Honeywell, during the three months ended December 31, 2009. The decrease in sales to the third customer reflects the quarter over quarter loss of certain programs with this customer. Partially offsetting these decreases were sales to another customer which increased by $1.5 million.
The gross profit percentage on EMS sales increased to 5% for the three months ended March 31, 2010 compared to 4% for the three months ended March 31, 2009. The quarter over quarter comparison reflects improvement in gross profit mainly attributable to the reduced overhead costs associated with the plant closings and the consolidation of EMS operations, partially offset by the overall decrease in sales volume. Margin was also favorably impacted by improved performance and price increases to certain customers.
Defense & Security Systems (“DSS”)
DSS sales for the three months ended March 31, 2010 improved significantly compared to the third quarter of last year, showing an increase of $6.6 million. This increase reflected higher U.S. Navy product volume due to successful sonobuoy lot acceptance testing in the current fiscal year as well as an increase in the awarded annual Navy contracts in production during the respective periods. Increased engineering sales revenue also contributed to the quarter over quarter variance. Sonobuoy sales to foreign governments were $2.0 million and $2.9 million in the three months ended March 31, 2010 and 2009, respectively.
The gross profit percentage on DSS sales increased to 24% from 12% for the three months ended March 31, 2010 and 2009, respectively. The improvement in gross margin reflects a significant increase in overall sales volume from the prior year quarter. Additionally, gross profit percentage was favorably affected by incurrence of minimal rework costs as a result of successful sonobuoy drop tests in the current year, reflecting improvement in operating performance, due in part to the Company’s continued implementation of Lean Enterprise.
Liquidity and Capital Resources
Mr. Wood stated, “Sparton remains committed to improving its working capital position and overall liquidity.” During the third quarter of fiscal year 2010, the Company generated $4.1 million in cash from operating activities, reflecting cash generated from positive operating results, receipt of tax refunds, collection of our Electropac receivable and the successful management of working capital requirements to support sales volumes. These cash inflows were partially offset by cash outlays during the period related to the production of U.S. Navy sonobuoys for which advance billings had been previously received. In addition, during the third quarter of fiscal 2010, the Company received $0.5 million from the sale of a portion of its interest in Cybernet Systems Corporation. The cash generated from operating activities during the quarter and the partial sale of the Company’s interest in Cybernet resulted in a cash balance of $16.1 million at the end of the quarter. During the fiscal 2010 fourth quarter, the Company expects to collect initial advanced billings on certain recently awarded U.S Navy fiscal year 2010 contracts. In addition, as previously reported, on May 1, 2010 the Company entered into a long-term lease of its Coors Road property in Albuquerque, New Mexico, which provided for an upfront payment of approximately $2.5 million and approximately $0.8 million being paid over three years in a series of equal annual payments. Mr. Wood continued, “The continuance of U.S. Navy advanced billings and the progress toward the monetization of our non-performing assets will further add to the Company’s cash reserves and provide us maneuverability in our operational and strategic direction.”
As of March 31, 2010, the Company had no outstanding borrowings against available funds on its $20 million revolving credit facility provided in August 2009 by PNC Bank, National Association. The credit facility is subject to certain customary covenants which were met at March 31, 2010.
Outlook
Mr. Wood further commented, “We remain focused on sustained profitability and we are pleased to have delivered positive results through the first three quarters of fiscal 2010. We anticipate that fourth quarter sales volumes will be relatively consistent with that of the third quarter. Accordingly, we will continue to analyze our cost structure to ensure it is aligned with our forecasted sales volumes. In addition, we expect the ongoing implementation of our lean and quality efforts to lead to improvements in operating performance. As we move forward, we continue to monitor the health of our businesses and remain vigilant for events or trends that could impede our success as we look to implement organic and inorganic growth strategies to increase future earnings.”
Conference Call
Sparton will host a conference call with investors and analysts on May 18, 2010 at 10:00am EST to discuss its fiscal year 2010 third quarter financial results, provide a general business update, and respond to investor questions. To participate, callers should dial (800) 682-8593. Participants should dial in at least 15 minutes prior to the start of the call. A Web presentation link is also available for the conference call: https://www.livemeeting.com/cc/gc_min_pro_usa/join?id=R5N4QC&role=attend. Investors and financial analysts are invited to ask questions after the presentation is made. The presentation and a replay of the call will be available on Sparton’s Web site: http://www.sparton.com in the “Investor Relations” section for up to two years after the conference call.

About Sparton Corporation
Sparton Corporation (NYSE:SPA), now in its 110th year, is a provider of complex and sophisticated electromechanical devices with capabilities that include concept development, industrial design, design and manufacturing engineering, production, distribution, and field service. The primary markets served are in the Medical Device, Defense & Security Systems, and Electronic Manufacturing Services industries. Headquartered in Schaumburg, IL, Sparton currently has four manufacturing locations worldwide. The Company’s Web site may be accessed at http://www.sparton.com.
Safe Harbor and Fair Disclosure Statement
Certain statements described in this press release are forward-looking statements within the scope of the Securities Act of 1933, as amended (the “Securities Act”), and the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Forward-looking statements may be identified by the words “believe,” “expect,” “anticipate,” “project,” “plan,” “estimate,” “will” or “intend” and similar words or expressions. These forward-looking statements reflect Sparton’s current views with respect to future events and are based on currently available financial, economic and competitive data and its current business plans. Actual results could vary materially depending on risks and uncertainties that may affect Sparton’s operations, markets, prices and other factors. Important factors that could cause actual results to differ materially from those forward-looking statements include, but are not limited to, Sparton’s financial performance and the implementations and results of its ongoing strategic initiatives. For a more detailed discussion of these and other risk factors, see Part I, Item 1A, Risk Factors and Part II, Item 7, Management’s Discussion and Analysis of Financial Condition and Results of Operations, in Sparton’s Form 10-K for the year ended June 30, 2009, and its other filings with the Securities and Exchange Commission. Sparton undertakes no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.